[ARTICLE]
[LEGEND]
Registrant is a limited partnership which invests in real estate joint ventures. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying unaudited financial statements. [/LEGEND]
[TABLE]
[S]                                           [C]
[PERIOD TYPE]                                 6-MOS
[FISCAL-YEAR-END]                             OCT-31-2000
[PERIOD-END]                                  APR-30-2000
[CASH]                                          1,943,106
[SECURITIES]                                            0
[RECEIVABLES]                                           0
[ALLOWANCES]                                            0
[INVENTORY]                                             0
[CURRENT-ASSETS]                                        0
[PP&E]                                                  0
[DEPRECIATION]                                          0
[TOTAL-ASSETS]                                  9,892,637  [F1]
[CURRENT-LIABILITIES]                                   0
[BONDS]                                                 0
[COMMON]                                                0
[PREFERRED-MANDATORY]                                   0
[PREFERRED]                                             0
[OTHER-SE]                                      9,635,704  [F2]
[TOTAL-LIABILITY-AND-EQUITY]                   9,892,637  [F3]
[SALES]                                                 0
[TOTAL-REVENUES]                                  473,453  [F4]
[CGS]                                                   0
[TOTAL COSTS]                                           0
[OTHER EXPENSES]                                  254,355
[LOSS-PROVISION]                                        0
[INTEREST-EXPENSE]                                      0
[INCOME-PRETAX]                                   219,098
[INCOME-TAX]                                            0
[INCOME-CONTINUING]                               219,098
[DISCONTINUED]                                          0
[EXTRAORDINARY]                                         0
[CHANGES]                                               0
[NET-INCOME]                                      219,098
[EPS-BASIC]                                          0.36  [F5]
[EPS-DILUTED]                                           0
[FN]
[F1] In addition to cash, total assets include investments in joint venture of $7,477,530 and other assets of $472,001.
[F2] Represents partners' capital.
[F3] Liabilities include accounts payable and accrued liabilities of $256,933.
[F4] Total revenue includes rent of $35,231, equity in earnings of joint ventures of $382,326, interest of $104,434, other revenues of $626 and loss on real estate of $49,164.
[F5] Represents net income per Unit of limited partnership interest.
[/FN]
[/TABLE]